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                                                                  EXHIBIT T3A-11

                          CERTIFICATE OF INCORPORATION

                                       OF

                             PIONEER LICENSING, INC.


         1. The name of the corporation is Pioneer Licensing, Inc.

         2. The address of its registered office in the State of Delaware is 900 Market, 2nd Floor, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Delaware Trust Company.

         3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         4. The total number of shares of stock which the corporation shall have authority to issue is: One Thousand (1,000) and the par value of such shares one cent ($0.01) amounting in the aggregate to Ten Dollars ($10.00).

         5. The board of directors is authorized to make, alter or repeal the by-laws of the corporation. Election of directors need not be by written ballot.

         6. The name and mailing address of each incorporator is as follows:

                NAME                                     MAILING ADDRESS
                ----                                     ---------------
         S. A. Seraj                           811 Dallas Avenue, Houston, Texas

         7. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director expect for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts of or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

         8. The corporation shall indemnify its officers, directors, employees and agents to the extent permitted by the General Corporation Law of Delaware.

         I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware do make this certificate, hereby declaring certifying that this my act and deed and the facts herein states are true, and according have hereunto set my hand this 15th day of September, 1997.


                                       /s/ S. A. Seraj
                                       -----------------------------------------
                                       S. A. Seraj, Sole Incorporator